CONFIRMING STATEMENT

of Signature Authority

 This Statement confirms that the undersigned has authorized and designated Kenneth S. Boger, Valerie L. Andrews, Michelle O. Rosen, Jeffrey Donohue and Anne L. Bruno, and each of them acting alone, to execute and file on behalf of the undersigned any and all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the United States Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Vertex Pharmaceuticals Incorporated. The authority of Kenneth S. Boger, Valerie L. Andrews, Michelle O. Rosen, Jeffrey Donohue and Anne L. Bruno under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 or 5 with regard to the undersigned's ownership of or transactions in securities of Vertex Pharmaceuticals Incorporated, unless earlier revoked in writing. The undersigned acknowledges that Kenneth S. Boger, Valerie L. Andrews, Michelle O. Rosen, Jeffrey Donohue and Anne L. Bruno are not assuming, nor is Vertex Pharmaceuticals Incorporated assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Act of 1934.

This Statement supersedes and replaces any earlier dated Statement that the undersigned has executed.

 By:  /s/ Matthew Emmens

 Date:  July 20, 2004